Exhibit 99.4

WARWICK, NY, April 23, 2021 — Ozop Energy Solutions, Inc. (OZSC), (“Ozop” or the “Company”), has announced that its wholly owned subsidiary Ozop Energy Systems (OES) has received its initial order for a microgrid generator system for a first-of-its-kind near Net Zero Microgrid building solution. These near Net Zero Microgrids provide the three key benefits driving the paradigm shift to distributed generation: cost savings, carbon reduction and resiliency.

The near Net Zero Microgrid is for a commercial office building located at 7250 Parkway Drive, Hanover Maryland. This innovative microgrid project involves a 700kW battery storage solution, a 350kW PSI natural gas generator, a 65kW AC solar photovoltaic system, two EV charging stations, a deep retrofit of the interior lighting and plug loads, high efficiency motor replacements and new variable frequency drives. When fully operational the combined energy efficiency improvements of the microgrid will save more than $4,000,000 over the 20+ year life of the project as well as 1,279,290 kWh annually, dramatically reducing the building’s overall carbon footprint. The near Net Zero Microgrid project will enable the building to remain fully operational in the event of an electricity grid failure as well as to participate in Demand Response programs.

OES will be providing approximately $600,000 of energy generation, storage and switchgear for this near Net Zero Microgrid project, which is to be the first of several near Net Zero Microgrid projects it will be supplying equipment to in the near future. Grid Energy and Masterplanning, LLC (“GEMM”), with whom OES has a strategic alliance, is the Construction Manager on the 7250 Parkway near Net Zero Microgrid project. With nearly 30 salespeople throughout the United States, GEMM anticipates construction managing more than $10 million of similar microgrid projects in 2021, and it will be using OES as its Equipment Purchasing Agent for this work.

“This is an exciting step in Ozop’s core strategy to be a leading equipment supplier to the distributed generation space. The 7250 Parkway near Net Zero Microgrid project uses state-of-the-art equipment and controls and as such is one of the ‘bleeding edge’ solutions that is providing sustainability to the built environment”, said Brian Conway CEO of Ozop Energy Systems. “Ozop looks forward to continued growth in its Equipment Distribution business and in particular rapidly expanding its product offerings to the dynamic microgrid sector.”

For more information on OZSC please follow on the link, www.OzopEnergy.com.

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About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Power Conversion Technologies, Inc.

Power Conversion Technologies, Inc. (www.pcti.com) invents, designs, develops, manufactures, and distributes standard and custom power electronic solutions. Founded in 1991 and located in East Butler, Pennsylvania, the Company’s mission is to be the global leader for high power electronics with a standard of continued innovation.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a leading Manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We are always among the first to receive the newest technology, products, and application techniques. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.”

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